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                                  Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------


 BOSTON LIFE SCIENCES, INC. ANNOUNCES A TOTAL OF $8.5 MILLION IN NEW FINANCING
                           VIA TWO PRIVATE PLACEMENTS

February 16, 1999--Boston Life Sciences, Inc. --NASDAQ: BLSI --In a private placement managed by Josephthal & Co., Inc. consisting of shares of $19.50 convertible preferred stock (each share of which is convertible into five shares of common stock), Boston Life Sciences has raised $4.4 million in new funding. The offering also included one warrant for each two shares of common stock underlying the convertible preferred stock. An additional $1.6 million is currently being held in escrow and is expected to be released to the Company shortly. The total of $6 million raised in this placement may be converted into 1,538,462 shares of common stock on a fully converted basis.

The Company is obligated to file a registration statement covering both underlying common shares and the shares issuable upon exercise of the warrants within 21 days of closing. Depending upon the trading price of the common stock following the closing, the Company may be obligated to issue additional common shares to those investors who hold their preferred shares longer than 270 days after the closing. However, in no event will the Company be required to issue more than one additional common share for each initial underlying common share held by the investor subsequent to the 270 day period. The Company also has certain redemption rights related to the convertible preferred stock issued in this placement.

A separate placement of $2.5 million was completed in which the Company issued 647,668 shares of common stock and 97,150 warrants to purchase common stock. While registration requirements are similar to those described in the previous placement, there is no provision for any additional shares to be issued except in the case of a subsequent placement of equity at a lower price per common share than that paid by the investor. Such adjustment would be applied only with respect to those initial shares purchased by the investor that are still held.

Among the institutional investors in the placements are CIBC Oppenheimer and The Tail Wind Fund.

The Company's President and CEO, David Hillson commented, "Together with approximately $7.5 million in cash and investments held at the beginning of this year, this financing will increase our financial resources to a level that we currently project will be sufficient to support our existing programs for approximately two years. We look forward to what we hope and expect will be a very productive year for us as we advance to the new millenium."

The securities offered in these placements have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or exemption from registration. The foregoing contains forward-looking statements with regard to financial projections which may not be realized due to the uncertainties inherent in preparing such projections.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include THERAFECTIN for the treatment of rheumatoid arthritis; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; AF-1 and others for the potential treatment of stroke and spinal cord injury; Troponin as an anti-angiogenic treatment for cancer, and transcription factors that may control expression of molecules associated with autoimmune disease and allergies.

For further information, please contact:

David Hillson
President & CEO
617.425.0200


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